March 10, 1997

Managing Director, Commercial Mortgage Finance
Salomon Brothers
Seven World Trade Center
New York, NY  10048

                 Salomon Brothers Mortgage Securities VII, Inc.
                       Mortgage Pass-Through Certificates
                                 Series 1996-C1


                             OFFICER'S CERTIFICATE


Pursuant to the requirements of that certain Pooling & Servicing Agreement governing the referenced Trust, it is hereby certified that (i) the undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the current calendar year; (ii) to the best of the undersigned's knowledge, on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period (iii) to the best of the undersigned's knowledge, the sub-servicer, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the Code.

/s/ Charles J. Sipple       3-11-97
Charles J. Sipple             Date
Senior Vice President



/s/ Paula J. Mickelson      3-11-97
Paula J. Mickelson            Date
Assistant Secretary


cc:  Corporate Trust Office
     LaSalle National Bank
     135 LaSalle Street, Suite 200
     Chicago, Illinois  60603-4107

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